Exhibit 10.5

Confidential Treatment Requested

Execution Version

LICENSE AGREEMENT

by and between

DISCOVERY LABORATORIES, INC.
(a Delaware corporation)

and

PHILIP MORRIS PRODUCTS S.A.
(a Switzerland corporation)

March 28, 2008

 TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 LICENSE
2.1	License	8
2.2	Limitations	9
2.3	Sublicensing Rights	9
2.4	Retained Rights	10

ARTICLE 3 PRODUCT DEVELOPMENT		10
3.1	Licensed Product Development and No PMPSA Obligations With Respect to the
	Development of Licensed Products	10
3.2	Notice of Development of Licensed Products	10
3.3	Development Effort	10
3.4	Costs	10
3.5	Design Configurations	10
3.6	Status Updates	11

ARTICLE 4 COMMERCIALIZATION		11
4.1	Exclusive Right to Sell the Licensed Products	11
4.2	Responsibility For Commercialization Matters	11
4.3	Commercialization	11
4.4	Status Updates	11

ARTICLE 5 REGULATORY MATTERS		12
5.1	Responsibility and Consultation	12
5.2	Regulatory Updates and Communications	12
5.3	Records	12
5.4	Product Liability Litigation	12

ARTICLE 6 FINANCIAL PROVISIONS		12
6.1	Royalties with Respect to Licensed Products and Substitute Products	12
6.2	Minimum Royalties	13
6.3	Prohibition on Bundling	13
6.4	Fixed Consideration	13
6.5	Treatment of Partial Product Sales	14
6.6	Royalty Reports	14
6.7	Payment of Estimated and Actual Amounts	14
6.8	Pass-Through Royalties	14
6.9	Records and Audits	14
6.10	Foreign Exchange	15
6.11	Manner of Payments	16
6.12	Late Payments	16
6.13	Tax Withholding	16

ARTICLE 7 INTELLECTUAL PROPERTY		16
7.1	Ownership	16
7.2	Disclosure, Assignment, License and Exploitation	17
7.3	Agreement with Personnel	17
7.4	Prosecution of Patents	18

i

7.5	Patent Term Extensions	18
7.6	Third Party Infringement	18
7.7	Infringement of Third Party Rights	19

ARTICLE 8 CONFIDENTIAL INFORMATION		20
8.1	Use of Confidential Information	20
8.2	Permitted Disclosure and Use	21
8.3	Disclosure for SEC Filings	22
8.4	Publications	22
8.5	Public Announcements	22
8.6	Survival	23

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS		23
9.1	Mutual Representations and Warranties	23
9.2	Intellectual Property	23
9.3	No Adverse Effects	24

ARTICLE 10 ADDITIONAL COVENANTS		25
10.1	Compliance with Laws	25
10.2	Cooperation	25
10.3	Sharing of Information	25

ARTICLE 11 DISCLAIMERS AND LIMITATION OF LIABILITY		26
11.1	Disclaimer of Warranties	26
11.2	Limitation of Liability	26

ARTICLE 12 INDEMNIFICATION; INSURANCE		27
12.1	Indemnification	27
12.2	Indemnification Procedures	28
12.3	Insurance	29

ARTICLE 13 TERM		30

ARTICLE 14 TERMINATION		30
14.1	Termination by Discovery	30
14.2	Termination Due to Failure to Meet Minimum Royalties	30
14.3	Termination for Material Breach	30
14.4	Termination Due to Certain Events	31
14.5	Effects of Termination Generally	31

ARTICLE 15 STANDSTILL AGREEMENT		31
15.1	General Standstill	31
15.2	Certain Exceptions	32
15.3	Exception for an Acquisition Transaction	32

ARTICLE 16 DISPUTE RESOLUTION		32
16.1	Dispute Resolution	32
16.2	Executive Negotiation	33
16.3	Mediation	33
16.4	Arbitration	33
16.5	Right to Injunctive and Other Relief	34

ARTICLE 17 MISCELLANEOUS		34
17.1	Choice of Law	34
17.2	Severability	34

ii

17.3	Relationship of the Parties	35
17.4	Parties in Interest	35
17.5	Enforcement of Certain Agreements	35
17.6	Use of Affiliates, Subcontractors, Sublicensees and Distributors	35
17.7	Assignment	36
17.8	Further Assurances and Actions	36
17.9	Waiver	36
17.10	Section 365(n) of the Bankruptcy Code	36
17.11	Notices	37
17.12	Construction	37
17.13	Registration and Filing of this Agreement	37
17.14	Force Majeure	38
17.15	Entire Agreement	38
17.16	Third Party Beneficiaries	38
17.17	Execution in Counterparts; Facsimile Signatures	38

iii

LICENSE AGREEMENT

THIS LICENSE AGREEMENT effective as of March 28, 2008 (the “Effective Date”) by and between DISCOVERY LABORATORIES, INC., a Delaware corporation (“Discovery”), and Philip Morris Products S.A., a Switzerland corporation (“PMPSA”). Discovery and PMPSA shall be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Discovery and Philip Morris USA Inc., Chrysalis Technologies Division, (“Chrysalis”) entered into a Strategic Alliance Agreement effective December 9, 2005 (the “Original Agreement”) pursuant to which Chrysalis granted to Discovery a worldwide license under its rights in and to its capillary aerosol generation technology to develop certain combination drug-device pulmonary surfactant products;

WHEREAS, Chrysalis has assigned to PMPSA all rights outside of the United States in and to its capillary aerosol generation technology (the “Assigned Rights”); and

WHEREAS, Chrysalis and Discovery are amending and restating the Original Agreement as of the Effective Date to reflect such assignment of rights to PMPSA and to cease Chrysalis’ active involvement in the development of such combination drug-device pulmonary surfactant products (the “Amended and Restated Chrysalis/Discovery Agreement”); and

WHEREAS, PMPSA and Discovery desire to enter into a license agreement pursuant to which PMPSA will grant to Discovery a license under the Assigned Rights;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms used in this Agreement are defined below:

“AAA” means the American Arbitration Association.

“Actual Amount” has the meaning set forth in Section 6.7.2.

[***]

“Aerosol Device” means a device to aerosolize a pharmaceutical compound for administration to humans. It is contemplated that the Aerosol Device shall consist of (i) permanent (e.g., nondisposable) components that control power and electronics (e.g., control unit) and (ii) a physical mechanism (e.g., pump) to provide a means for dispensing the Drug Product from the container closure system.

“Aerosol Technology” means any technology related to the aerosolization of a liquid form of a pharmaceutical compound. Aerosol Technology does not include technology that is related to the delivery of aerosols as dry powders.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Affiliates” means with respect to any Party, any Person, directly or indirectly, controlling, controlled by or under common control with such Party. For purposes of this Section, “control” means (i) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such Person or (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of (A) more than fifty percent (50%) of the economic or partnership interest in the income or capital of such Person or (B) the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled by” or “under common control” shall have the meanings correlative to the foregoing. For the purposes of this Amended and Restated License Agreement, Chrysalis and PMPSA shall not be considered Affiliates with respect to each other.

“Agreement” means this License Agreement, including the Schedules attached hereto.

“Breaching Party” has the meaning set forth in Section 14.3.1.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Clinical Trials” means Phase I, II, III and, if required, Phase IV clinical trials and such other tests and studies in human subjects or patients that are required to obtain, maintain, or sustain Regulatory Approval in a country in the Territory.

“Confidential Information” means all information received by either Party or its Affiliates from or on behalf of the other Party or its Affiliates relating to this Agreement that the disclosing Party treats as confidential, including, without limitation: (i) copies of any nonpublic information regarding a Party’s Patents; (ii) techniques, technology, practices, trade secrets, inventions (whether or not patentable), designs, methods, manufacturing processes, formulae, formulations, specifications, documents, knowledge, know-how, skill, experience, test data, and results, (including that related to pharmacology, toxicology, preclinical testing, clinical testing, expression data, Chemistry, Manufacturing and Control (CMC) data, batch records, trials, and studies, safety and efficacy, analytical, and quality control); (iii) devices and related components, compounds, polypeptides, proteins, formulations, compositions of matter, cells, cell lines, markers, assays, and physical, biological, or chemical material; (iv) marketing information, market research data, medical/physicians advisory boards, and consultant input, including clinical studies designed to support promotional efforts; (v) the terms of this Agreement, and (vi) other proprietary business information such as business plans, financial or personnel matters, present or future products, research, process and technology development programs, sales, suppliers, customers, employees, investors, or other business information, whether in oral, written, graphic, or electronic form.

“Contract Month” means each month during any Contract Year. The initial Contract Month will be deemed to begin on the Effective Date and end on the expiration of that Contract Month in which the Effective Date falls.

“Contract Quarter” means each three (3) month period ending on March 31, June 30, September 30 and December 31 during any Contract Year. The initial Contract Quarter will be deemed to begin on the Effective Date and end on the expiration of that Contract Quarter in which the Effective Date falls.

“Contract Year” means a twelve (12) month period ending on December 31. The initial Contract Year will be deemed to begin on the Effective Date and end on December 31 of that Contract Year in which it falls.

“Diligent Commercialization Efforts” means efforts and resources reasonably comparable to those commonly used in the research-based pharmaceutical industry for a medical device, pharmaceutical product or pharmaceutical compound at a similar stage in its commercialization or product life of similar market potential, taking into account safety and efficacy, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the potential profitability of the product and alternative products and other relevant factors relating to the commercialization of a Licensed Product, including, without limitation, the potential cost, risk, timing and reward, provided, however, that the fact that the Parties are required to share revenues with respect to the Licensed Products shall not be a factor taken into account in determining whether Diligent Commercialization Efforts were satisfied. Diligent Commercialization Efforts shall be determined on a market by market basis for a particular Licensed Product, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Licensed Product and the market involved.

“Diligent Development Efforts” means efforts and resources reasonably comparable to those commonly used in the research-based pharmaceutical industry for a medical device, pharmaceutical product or pharmaceutical compound at a similar stage in its development of similar market potential, taking into account safety and efficacy, product profile, difficulty in developing the product, competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the potential profitability of the product and alternative products and other relevant factors affecting the cost, risk and timing of development and total potential reward to be obtained if a Licensed Product is commercialized, provided, however, that the fact that the Parties are required to share revenues with respect to the Licensed Products shall not be a factor taken into account in determining whether Diligent Development Efforts were satisfied.

“Discovery” has the meaning set forth in the Preamble hereto.

“Discovery Intellectual Property” has the meaning set forth in Section 7.1.2.

“Discovery Patents” means all Patents owned by Discovery or to which Discovery otherwise has rights that claim or are directed to any Discovery Intellectual Property.

“Discovery Technology” means (a) Discovery’s proprietary Pulmonary Surfactant technology (including without limitation the technologies, formulations, processes, equipment, materials and know-how relating to the manufacture and use of Pulmonary Surfactants for treatment of respiratory conditions), and (b) all Intellectual Property owned by or licensed to Discovery relating to such Pulmonary Surfactant technology, including, without limitation, the Discovery Patents.

“Discovery Technology Improvements” means any Inventions created or reduced to practice [***] in the performance of the Agreement or exercise of the license granted pursuant to this Agreement, which Inventions relate primarily to Pulmonary Surfactants (alone or in combination with  [***]).

“Disposable Dose Packet” consists of: (i) Drug Product within a container (comprising the drug formulation containing the drug substance and the container closure system in which it is packaged), (ii) aerosolization capillary (heatable capillary through which the formulation is pumped to produce an aerosol), (iii) patient interface (components through which the aerosol produced by the capillary travels in order to reach the patient), and (iv) all ancillary tubing, connectors and fittings related thereto.

“Dispute” has the meaning set forth in Section 16.1.

“Dollars” and “$” means, unless otherwise specified, United States Dollars.

“Drug Product” means a pharmacological agent(s), including Pulmonary Surfactants, together with any excipients or inactive ingredients, formulated for use in connection with an Aerosol Device or Disposable Dose Packet.

“Effective Date” has the meaning set forth in the Preamble hereto.

“Estimated Amount” has the meaning set forth in Section 6.7.1.

[***]

“Exchange Act” has the meaning set forth in Section 15.1.

“Exclusive Field” means the therapeutic or preventative use in humans of Aerosol Technology to deliver Pulmonary Surfactants (alone or in combination with [***] as an active ingredient for the prevention or treatment of Respiratory Indications.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“First Commercial Sale” means the first arms-length commercial sale of a Licensed Product to a Third Party by Discovery or its Affiliates or sublicensees, as the case may be, in any country in the Territory after receipt of Marketing Authorization in such country which results in an exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

“Force Majeure Event” means an event or occurrence that materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided, including without limitation fire, earthquake, acts of God, acts of war, labor strikes or lockouts, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of applicable Law by such Party).

“GAAP” means generally accepted accounting principles in the United States of America.

“Hospital Setting” means a (i) hospital-setting in the delivery room, NICU, PICU, CCU, emergency department, surgical care unit and/or intermediate care unit, (ii) emergency and specialized medical treatment centers, such as birthing centers, treatment centers for chronic diseases, trauma centers and other similar facilities, and (iii) an institution setting which is used to provide long-term care for people with chronic illness or disability, including hospice settings and nursing homes.

“Indemnitee” has the meaning set forth in Section 12.2.1.

“Indemnitor” has the meaning set forth in Section 12.2.1.

“Infringement Notice” has the meaning set forth in Section 7.6.1.

“Intellectual Property” means all know how, Inventions, Patents, copyrights, trademarks, trade secrets and any other intellectual property rights in the Territory that may be secured in any place under laws now or hereafter in effect.

“Invention” means any new or improved apparatus, process, information, product, invention, discovery, idea, suggestion, material, data, equipment, design, circuit component, drawing, tooling, prototype, report, computer software, documentation or other intellectual property or know-how (whether or not patentable) discovered, produced, conceived, created or reduced to practice by either or both Parties (or their Affiliates, sublicensees, subcontractors, successors or assigns).

“Law” means any applicable statute, law, ordinance, regulation, order, or rule of any federal, state, local, foreign, or other governmental agency or body or of any other type of regulatory body (including common law) or securities exchange or automated quotation system.

“Licensed Product” means a combination drug-device product using or otherwise practicing the PMPSA Technology and delivering Pulmonary Surfactants (alone or in combination with [***]).

“Losses” has the meaning set forth in Section 12.1.1.

“Major Markets” means [***].

“Marketing Authorization” means, with respect to each country in the Territory, the principal Regulatory Approval required to market the Licensed Product in such country (e.g., the NDA), including satisfactory pricing and reimbursement approval, when applicable.

“NDA” shall mean a new drug application, biologics license application, pre-market approval application, or a pre-market clearance under FDCA Section 510k that may be filed with the FDA in the United States or any comparable application that may be filed with any equivalent Regulatory Authority in the Territory.

“Net Sales” means, with respect to Licensed Products and Substitute Products, as applicable, sold by Discovery, its Affiliates and sublicensees in the Territory, the [***] amount [***] for Licensed Products or Substitute Products, as applicable, by Discovery, its Affiliates, and any sublicensees of Discovery in arms-length, commercial transactions in the Territory with customers that are Third Parties, less the following deductions to the extent included in such [***] amount:

[***]

Any discretionary rebates, discounts or other adjustments to the [***] amount shall be commercially reasonable and consistent with standard industry practices. Net Sales (including each applicable deduction from the [***] amount) shall be determined from the books and records of Discovery maintained in accordance with GAAP consistently applied.

“Non-Breaching Party” has the meaning set forth in Section 14.3.1.

“Other Product” has the meaning set forth in Section 2.1.2.

“Party” and “Parties” have the meanings set forth in the Preamble hereto.

“Patents” means all patents and patent applications, and all patents issuing thereon (including utility, model and design patents and certificates of invention), together with all reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions, extensions (including supplemental protection certificates), registrations, confirmations, re-examinations, and foreign counterparts of any of the foregoing in the Territory.

“Person” means any natural person, corporation, company, partnership, limited liability company, proprietorship, trust or estate, joint venture, association, or other legal entity.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“PMPSA” has the meaning set forth in the Preamble hereto.

“PMPSA Intellectual Property” has the meaning set forth in Section 7.1.1.

“PMPSA Patents” means all Patents owned by PMPSA in the Territory or to which PMPSA otherwise has rights in the Territory, as of the Effective Date, that claim or are directed to the PMPSA Technology.

“PMPSA Technology” means (a) PMPSA’s proprietary Aerosol Technology owned or controlled by PMPSA in the Territory as of the Effective Date (including without limitation the technologies, devices, processes, equipment, materials and know-how relating to the aerosolization of liquid forms of drug products and the Aerosol Devices and Disposable Dose Packs therefor) and (b) all Intellectual Property owned by or licensed to PMPSA in the Territory as of the Effective Date relating to such Aerosol Technology, including, without limitation, the PMPSA Patents.

“PMPSA Technology Improvements” means any rights in the Territory in and to any Inventions created or reduced to practice [***] in the performance of the Agreement or exercise of the license granted pursuant to this Agreement, or [***] under the Amended and Restated Chrysalis/Discovery Agreement or in the exercise of the license granted pursuant to the Amended and Restated Chrysalis/Discovery Agreement, in each case which Inventions relate primarily to the PMPSA Technology.

“Pulmonary Surfactant” means surface active agents designed for deposition in the lungs in order to exert a physiological or pharmacological affect to prevent or treat Respiratory Indications.

“Regulatory Approval” means any approvals (including, where necessary for the marketing, use, or other distribution of a drug, medical device, or combination drug and medical device in a regulatory jurisdiction, pricing, and reimbursement approvals), licenses, registrations, or authorizations or equivalents necessary for the manufacture, use, storage, import, export, clinical testing, transport, marketing, sale, and distribution of the Drug Product or Aerosol Device and any Licensed Product in a regulatory jurisdiction anywhere in the Territory, including Marketing Authorizations.

“Regulatory Authority” means any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority to regulate the marketing and sale of a pharmaceutical product, delivery system or device in a country in the Territory.

“Respiratory Indications” means all respiratory dysfunctions, failures, syndromes, diseases, disorders, or conditions.

“Royalty Credit” has the meaning set forth in Section6.7.2.

   Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Royalty Report” means the reports to be delivered by Discovery to PMPSA pursuant to Section 6.6 with respect to each Contract Month and pursuant to Section 6.7 with respect to each Contract Quarter, which reports shall give such particulars of each of the Licensed Products and Substitute Products sold by Discovery and its Affiliates and sublicensees during the preceding Contract Month in the Territory in the case of Section 6.6 and during the preceding Contract Quarter in the case of Section 6.7 on a country-by-country basis as are reasonably pertinent to perform an accounting of royalties under this Agreement.

“SEC” has the meaning set forth in Section 8.3.

“Substitute Product” means any Aerosol Device, Disposable Dose Packet or Drug Product (other than a Licensed Product) sold by Discovery, its Affiliates and sublicensees for use within the Exclusive Field.

“Target Indications” means the following Respiratory Indications: [***].

“Target Populations” means human patients [***] receiving forms of treatment for the applicable Respiratory Indication that are typically and principally provided [***].

“Taxes” has the meaning set forth in Section 6.13.

“Term” has the meaning set forth in Article 13.

“Territory” means all countries in the world, except the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico, Guam, U.S. Virgin Islands, American Samoa, and Northern Mariana Islands.

“Third Party” means any Person other than PMPSA or Discovery or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 12.1.1.

“Valid Claim” means a claim of an issued and unexpired patent, which claim has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the sale of a Licensed Product.

ARTICLE 2
LICENSE

2.1  License.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

2.1.1  Exclusive License. Subject to the terms, conditions, and limitations of this Agreement, PMPSA hereby grants to Discovery an exclusive right and royalty-bearing license or sublicense, as applicable, in the Territory, with the right to grant sublicenses solely as set forth in Section 2.3, under the PMPSA Technology and PMPSA Technology Improvements to make and have made, to use and have used, to develop and have developed, to sell and have sold, to offer for sale and have offered for sale, to import and export and have imported and exported Licensed Products in the Exclusive Field in the Territory during the Term.

2.1.2  Non-Exclusive, Research License. Subject to the terms, conditions, and limitations of this Agreement, PMPSA hereby grants to Discovery a non-exclusive, royalty-free, research only license or sublicense, as applicable, in the Territory, with the right to grant sublicenses solely as set forth in Section 2.3, under the PMPSA Technology and PMPSA Technology Improvements to [***]. An “Other Product” means a combination drug-device product using or otherwise practicing the PMPSA Technology and [***] as an active ingredient in humans, alone or in combination with  [***] ([***]).

2.1.3  Other Products. In the event Discovery wishes to obtain a license under the PMPSA Technology and PMPSA Technology Improvements to develop and commercialize an Other Product for [***], Discovery shall provide PMPSA with written notice of the same. Such written notice shall include a description of the Other Product and shall specify the [***]. Within [***] days of receipt of such notice, and in the exercise of reasonable discretion and good faith, PMPSA shall notify Discovery in writing whether it is willing to grant Discovery such a license under the PMPSA Technology and PMPSA Technology Improvements. In the event PMPSA is willing to grant Discovery a license under the PMPSA Technology and PMPSA Technology Improvements to develop and commercialize such Other Product for [***], PMPSA and Discovery shall use reasonable efforts to enter into a written amendment to this Agreement pursuant to which PMPSA shall grant to Discovery such a license on the same terms and conditions set forth herein.

2.2  Limitations. The license granted pursuant to Section 2.1 shall be exclusive only to the extent that PMPSA has the right to grant an exclusive license with respect to the Licensed Product in question. No right or license outside of the Exclusive Field is granted and all such rights are expressly reserved by PMPSA. No right or license is or shall be granted under this Agreement by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement. Discovery shall not practice the PMPSA Technology in the Territory except as expressly licensed herein. Nothing herein shall limit the ability of PMPSA to perform any research or development work on or using the PMPSA Technology. Notwithstanding any other provision of this Agreement, no rights with respect to any trademarks, trade names, service marks or logos of PMPSA are granted pursuant to this Agreement.

2.3  Sublicensing Rights. The license granted to Discovery pursuant to Section 2.1 by PMPSA shall include the right of Discovery to grant sublicenses, subject to terms and conditions set forth in Section 17.6. Discovery shall provide PMPSA with prompt written notice of any sublicenses granted hereunder.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

2.4  Retained Rights. Any rights of each Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by each Party, and, subject to any applicable terms, conditions, and limitations of this Agreement, each Party shall retain the right to: (a) exploit such Party’s own Intellectual Property relating to Licensed Products to develop, manufacture, and commercialize products outside the Exclusive Field; (b) exploit such Party’s own Intellectual Property relating to Licensed Products for other purposes outside the Exclusive Field unrelated to the Licensed Products; and (c) perform its obligations and exercise its rights under this Agreement.

ARTICLE 3
PRODUCT DEVELOPMENT

3.1  Licensed Product Development and No PMPSA Obligations With Respect to the Development of Licensed Products. Discovery shall be solely responsible for the development of Licensed Products and PMPSA shall have no obligations with respect to the development of Licensed Products unless PMPSA agrees otherwise in writing. PMPSA acknowledges and agrees that Discovery may partner with third parties with respect to the development of Licensed Products.

3.2  Notice of Development of Licensed Products. Discovery shall provide PMPSA with written notification of its intention to proceed with Phase II Clinical Trials for a Licensed Product. Such written notification shall include sufficient detail for PMPSA to understand the nature of such Licensed Product to be developed by Discovery.

3.3  Development Effort. Discovery shall use Diligent Development Efforts to develop at least one Licensed Product and to otherwise carry out its responsibilities under this Agreement relating to such Licensed Product promptly and expeditiously in accordance with all Laws. Notwithstanding the foregoing, the Parties acknowledge that the development of pharmaceutical products is inherently speculative and there is no guarantee that Discovery will be successful in developing any commercially viable Licensed Products, or that the development of any Licensed Products will proceed as anticipated.

3.4  Costs. Discovery shall be solely responsible for all costs incurred by Discovery in connection with the development of Licensed Products hereunder.

3.5  Design Configurations. The Parties agree that any Aerosol Device and Disposable Dose Packet configuration developed for use outside the Exclusive Field shall be distinct in appearance from those for use with the Licensed Products and shall not be interchangeable with the Aerosol Device or Disposable Dose Packet of the Licensed Products. Without limiting the generality of the foregoing, and provided PMPSA has received appropriate prior written notification from Discovery describing the packaging for the Disposable Dose Packets and Licensed Products in sufficient detail for PMPSA to comply with this Section 3.5, PMPSA shall not offer for sale or sell, nor authorize any Third Party to offer for sale or sell, any pharmaceutical product (i) in packaging similar in appearance to the Disposable Dose Packet for a Licensed Product, or (ii) in packaging that is interchangeable with the Disposable Dose Packet of a Licensed Product for purposes of use in an Aerosol Device.

3.6  Status Updates. Upon the reasonable request of PMPSA, Discovery shall provide PMPSA with an update on the status of the development of Licensed Products hereunder; provided that in no event shall Discovery be required to provide an update more often than once a Contract Quarter.

ARTICLE 4
COMMERCIALIZATION

4.1  Exclusive Right to Sell the Licensed Products. The Parties agree that during the Term, Discovery shall have the exclusive right to market and have marketed, sell and have sold, and offer for sale or have offered for sale any Licensed Products in the Territory.

4.2  Responsibility For Commercialization Matters. Discovery shall have the sole responsibility and assumes all liabilities for all activities associated with the commercialization of the Licensed Products in the Territory, including, without limitation, (a) preparing, submitting and seeking Marketing Authorizations for the Licensed Products, (b) sales, advertising and marketing of the Licensed Product, (c) scientific and medical affairs, (d) customer service and distribution related services, such as order taking, shipping, billing, accounts receivable, returns, allowance activities and product support; (e) Phase IV Clinical Trials, (f) commercial manufacture of the Licensed Product; and (g) branding of the Licensed Products.

4.3  Commercialization.

4.3.1  Diligent Commercialization Efforts. Discovery shall use Diligent Commercialization Efforts to bring the Licensed Products to market and to market and sell the Licensed Products in the Territory with a particular focus on obtaining Marketing Authorizations for and commercializing Licensed Products in the Major Markets. Discovery shall promptly notify PMPSA of the receipt of any Marketing Authorization for a Licensed Product in the Territory.

4.3.2  Commercialization Initiation. With respect to each Licensed Product, the First Commercial Sale in each country constituting the Major Markets shall occur within [***] of receipt of the relevant Marketing Authorization for such country for such Licensed Product. Should Discovery materially fail to achieve any such commercialization initiation within [***]of having received written notice of such failure from PMPSA [***].

4.4  Status Updates. Upon PMPSA’s reasonable request, Discovery shall provide PMPSA with an update on the status of the commercialization of Licensed Products in the Territory hereunder; provided that in no event shall Discovery be required to provide an update more often than once a Contract Quarter.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

ARTICLE 5
REGULATORY MATTERS

5.1  Responsibility and Consultation. Discovery shall be responsible for preparing, submitting, seeking and maintaining all Regulatory Approvals for the Licensed Products in the Territory, including without limitation Marketing Authorizations.

5.2  Regulatory Updates and Communications. Within thirty (30) days after the end of each Contract Quarter, Discovery shall provide PMPSA with a written update on the status of the Regulatory Approvals for the Licensed Products in the Territory. In addition, Discovery shall provide PMPSA with a copy of any medical device reports relating to the use of Licensed Products in the Territory and a copy (if in writing) or a description (if oral) of any significant contact or communication from any Regulatory Authority relating to a material safety issue with the PMPSA Technology, in each case, promptly after Discovery’s receipt of the same.

5.3  Records. Except to the extent otherwise required by law, the Parties acknowledge and agree that PMPSA shall have no obligation to maintain any records relating to the PMPSA Technology or the Licensed Product.

5.4  Product Liability Litigation. Discovery shall promptly inform PMPSA of the initiation of any (i) recalls, corrections or removals of Licensed Products in the Territory, and (ii) litigation or investigations in the Territory relating to the Licensed Product involving a claim of death or bodily injury (or allegations thereof) to an individual and shall provide PMPSA with regular written updates with respect thereto. If any such recalls, corrections, removals, litigation or investigations relate to the PMPSA Technology, then PMPSA shall have the right to audit the books, records and facilities relating to such Licensed Products (solely to the degree that Discovery has the right to grant any such access and solely to the degree such books, records and facilities relate to such litigation and investigation), and Discovery shall reasonably cooperate with PMPSA in connection therewith.

ARTICLE 6
FINANCIAL PROVISIONS

6.1  Royalties with Respect to Licensed Products and Substitute Products. In consideration of the rights granted and payments made to Discovery herein, Discovery shall pay royalties to PMPSA on Net Sales of Licensed Products and Substitute Products in the Territory in an amount equal to [***] of the Net Sales for such Licensed Products and Substitute Products.

   Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

6.2  Minimum Royalties. Commencing [***] and continuing thereafter throughout the Term, if the royalties paid by Discovery to PMPSA hereunder are not equal to or greater than the following for each Contract Quarter of the applicable Contract Year:

[***] (the “Minimum Royalty”), then PMPSA shall have the right to terminate this Agreement pursuant to Section 14.2; provided, that Discovery can cure any such royalty shortfall by paying PMPSA [***]  after the end of the applicable Contract Quarter the difference between the Minimum Royalty due for the applicable Contract Quarter and the actual royalties paid by Discovery hereunder for such Contract Quarter (the “Royalty Shortfall”). The royalty payments required to be paid in any given Contract Quarter pursuant to Section 6.1 shall be subject to an offsetting reduction by Discovery in an amount equal to the Royalty Shortfall; provided, however, that (i) no such offset shall be applied until the royalty payments for such Contract Quarter exceed the Minimum Royalties for such Contract Quarter, and (ii) such offset may be made only to the extent such Royalty Shortfall has not previously been subject to offset pursuant to this Section.

6.3  Prohibition on Bundling. Notwithstanding any other provision of this Agreement to the contrary, Discovery hereby covenants that it will not include or bundle any Licensed Products and Substitute Products or components thereof as part of a multiple product offering with any other products or services if it would result in the price of the Licensed Product or Substitute Product or any components thereof being discounted from the then-applicable sale price in such jurisdiction, nor shall Discovery permit its Affiliates or sublicensees to do so, except with the prior written consent of PMPSA. In the event any such bundled sales occur, the Net Sales with respect to such bundled transactions shall be deemed to be the-then current average Net Sales for the Licensed Product or Substitute Product in such jurisdiction in arms length transactions or in the event there are no unbundled transactions, the fair market value of such Net Sales.

6.4  Fixed Consideration. In the event that Discovery receives any fixed payment, fee or other consideration from a Third Party (i) in consideration of any discount, credit or similar allowance granted to such Third Party in connection with the purchase of any Licensed Product(s) or Substitute Product(s) or (ii) in lieu of any royalties with respect to any Licensed Product(s) or Substitute Product(s), then Discovery shall pay to PMPSA a royalty equal to the product of (a) such consideration multiplied by (b) the royalty rate set forth in Section 6.1 Discovery shall report on the amount of any such consideration, and the royalty payable thereon in U.S. Dollars, in the Royalty Report. For the avoidance of doubt, this Section 6.4 shall not apply with respect to any fixed payment, fee or other consideration from a Third Party in respect of development fees, milestone payments or other similar payments in transactions that incorporate a market-rate royalty structure.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

6.5  Treatment of Partial Product Sales. In the event that portions of a Licensed Product or Substitute Product are sold separately (e.g., Aerosol Device, Disposable Dose Packet, Drug Product), the royalties payable pursuant to this Article 6 shall be paid [***].

6.6  Royalty Reports. Within [***] days after the end of each Contract Month (beginning with [***] Licensed Product or Substitute Product, as the case may be), Discovery shall deliver to PMPSA a preliminary Royalty Report. [***] The Royalty Report shall include at least the following items, separately stated as to each of the Licensed Products and Substitute Products, as applicable:

(i)  the quantity of each of the Licensed Products and Substitute Products (delineated as Aerosol Devices and Disposable Dose Packets) invoiced by Discovery and its Affiliates and sublicensees during such Contract Month and the [***] amount therefor;

(ii)  the allowable deductions therefrom and an itemization of each specific deduction [***];

(iii)  the calculation of royalties, if any, thereon in a manner consistent with the amounts set forth in the Royalty Report prepared in accordance with this Section 6.6.

6.7  Payment of Estimated and Actual Amounts.

6.7.1  Payment of Estimated Amounts. Simultaneous with the issuance of the preliminary Royalty Report, Discovery shall make payment of estimated amounts due to PMPSA hereunder with respect to such Contract Month (the “Estimated Amount”).

6.7.2  Quarterly Reconciliation and True-Up. Within [***] days following each Contract Quarter, Discovery shall calculate the actual amount due to PMPSA hereunder with respect to the immediately preceding Contract Quarter (the “Actual Amount”) and provide to PMPSA a true and accurate Royalty Report for such Contract Quarter, setting forth the corrected calculations for such Contract Quarter. If the Estimated Amounts paid to PMPSA pursuant to Section 6.7.1 for the three Contract Months comprising the immediately preceding Contract Quarter exceeds the Actual Amount for such Contract Quarter, Discovery shall notify PMPSA and such excess amount (the “Royalty Credit”) shall, at the discretion of Discovery, be available to offset future royalties payable to PMPSA by Discovery. If such Actual Amount exceeds such Estimated Amount, Discovery shall promptly pay such excess amount to PMPSA. [***]

6.8  Pass-Through Royalties. Each Party shall be solely responsible for paying any royalties which may be due to Third Parties with respect to such Party’s Intellectual Property.

6.9  Records and Audits.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

6.9.1  Records. Discovery shall keep, and shall require its Affiliates and sublicensees to keep, such records as are necessary to determine accurately the sums due to each other under this Agreement. Such records shall be retained by Discovery for the Term and for three (3) years thereafter.

6.9.2  Audit. At the written request of PMPSA, with reasonable advance notice, Discovery shall make available for inspection, review, and audit, by an internationally recognized independent certified public accounting firm appointed by PMPSA and reasonably acceptable to Discovery, such records of Discovery as may be reasonably necessary to verify Discovery’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however, that such audits may not be performed by PMPSA more than once per Contract Year in the absence of a reasonable basis for concern regarding compliance with the Agreement or any applicable Laws. If such accountants identify a discrepancy, then the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date of receiving such accountant’s written report, or as otherwise agreed upon by the Parties, plus, in the event of any underpayment, interest calculated in accordance with Section 6.12.

6.9.3  Audit Confidentiality. PMPSA shall cause any accountants selected by it to enter into a confidentiality agreement acceptable to Discovery obligating such accountants to retain all such information in confidence pursuant to such confidentiality agreement. Such accountants shall not reveal to PMPSA the details of its review, except for such information as is required to be disclosed under this Agreement, and such details shall be treated as Confidential Information. Each Party agrees to hold in strict confidence all information concerning payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for such Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by Law, regulation or judicial order.

6.9.4  Costs of Audits. PMPSA shall pay for such inspections, except that in the event the adjustment shown by such inspection is greater than [***] percent ([***]%) of the original royalty amounts in question, Discovery shall pay for such inspection.

6.10  Foreign Exchange. For the purpose of computing the Net Sales for Licensed Products and Substitute Products sold in a currency other than Dollars, such amounts shall be converted into Dollars each Contract Month in the then standard manner used by Discovery in the preparation of its audited financial statements, consistently applied. Such method of currency conversion used by Discovery shall be a commercially reasonable method consistent with industry standards, and Discovery shall disclose to PMPSA [***] prior to First Commercial Sale of a Licensed Product or Substitute Product in a country such method of currency conversion.

Notwithstanding anything herein to the contrary, at PMPSA’s option, with respect to any particular country in the Territory, Discovery shall pay royalties for Licensed Products and Substitute Products sold in such country in such country’s local currency. Discovery shall not change such method of currency conversion disclosed to PMPSA pursuant to this Section 6.10 without obtaining PMPSA’s prior written consent, such consent not to be unreasonably withheld.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

6.11  Manner of Payments. All sums due to PMPSA under this Agreement shall be payable by electronic funds transfer in immediately available funds to such bank account(s) as PMPSA shall designate at least two (2) Business Days in advance.

6.12  Late Payments. Any amounts not paid when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which PMPSA has collected immediately available funds in an account designated by PMPSA at an annual rate equal to the sum of [***]  percent ([***]%) plus the annual prime rate of interest quoted in the Money Rates section of the East Coast edition of the Wall Street Journal calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law. Notwithstanding the foregoing, any payment of amounts by Discovery representing the excess of Actual Amount over Estimated Amount, calculated in accordance with Section 6.7, shall not be subject to this Section 6.12.

6.13  Tax Withholding. Any taxes, levies, or other duties (“Taxes”) paid or required to be withheld under the appropriate local tax Laws by Discovery on account of monies payable to PMPSA under this Agreement shall be deducted from the amount of monies otherwise payable to PMPSA under this Agreement and paid by Discovery to the proper taxing authority. Discovery shall secure and send to PMPSA within a reasonable period of time proof of any such Taxes paid or required to be withheld by Discovery for the benefit of PMPSA. The Parties shall cooperate reasonably with each other to (i) ensure that any amounts required to be withheld by Discovery are reduced in amount to the fullest extent permitted by Law and (ii) to resolve such other Party’s taxation concerns.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1  Ownership.

7.1.1  PMPSA Intellectual Property. PMPSA shall own (i) all Intellectual Property owned or controlled by PMPSA relating to the PMPSA Technology or Licensed Products that was existing or conceived prior to the Effective Date, (ii) all Intellectual Property developed by PMPSA outside of the performance of this Agreement or to which PMPSA otherwise obtains rights from a Third Party (including without limitation all Intellectual Property relating to the PMPSA Technology or the Licensed Products); (iii) all Inventions conceived, created and reduced to practice solely by or on behalf of PMPSA in the course of the performance of this Agreement, except Discovery Technology Improvements; and (iv) all PMPSA Technology Improvements (collectively, “PMPSA Intellectual Property”).

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

7.1.2  Discovery Intellectual Property. Discovery shall own (i) all Intellectual Property owned or controlled by Discovery relating to Discovery Technology or the Licensed Products that was existing or conceived prior to the Effective Date or is developed by Discovery outside of the performance of this Agreement, (ii) all Intellectual Property relating to Discovery Technology or the Licensed Products developed by Discovery outside of the performance of this Agreement or exercise of the license granted hereunder or to which Discovery otherwise obtains rights from a Third Party, and (iii) all Inventions conceived, created and reduced to practice solely by or on behalf of Discovery in the course of the performance of this Agreement or exercise of the license granted hereunder, except PMPSA Technology Improvements; (iv) all Inventions conceived, created and reduced to practice jointly by or on behalf of the Parties in the course of the performance of this Agreement or exercise of the license granted hereunder, except PMPSA Technology Improvements; and (v) all Discovery Technology Improvements (collectively “Discovery Intellectual Property”).

7.2  Disclosure, Assignment, License and Exploitation.

7.2.1  Disclosure. Each Party shall cause all personnel conducting work or exercising rights on its behalf under the Agreement to, promptly disclose to the other Party all Intellectual Property in which the other Party has an ownership interest pursuant to Section 7.1, and to assign any and all right, title and interest in all such Inventions and Intellectual Property in accordance with this Agreement. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent prosecution purposes to properly reflect all work done and results achieved in conducting its work hereunder, and shall respond to reasonable requests of the other Party for information regarding Intellectual Property in which the other Party has an ownership interest.

7.2.2  Assignment and License. In the event PMPSA conceives, creates or reduces to practice any Discovery Technology Improvements, PMPSA shall promptly notify Discovery and PMPSA shall assign all right, title and interest in and to such Discovery Technology Improvements to Discovery. In the event Discovery conceives, creates or reduces to practice any PMPSA Technology Improvements, Discovery shall promptly notify PMPSA and Discovery shall assign all right, title and interest in and to such PMPSA Technology Improvements to PMPSA, however, such PMPSA Technology Improvements are included in the Intellectual Property licensed to Discovery pursuant to Section 2.1.

7.2.3  Exploitation of Intellectual Property. To the extent permitted by Law, PMPSA agrees not to exploit the PMPSA Intellectual Property in the Exclusive Field in any country in the world; provided, however, that in the event Discovery terminates this Agreement pursuant to Article 14 with respect to [***], this Section 7.2.3 shall no longer apply to PMPSA with respect to such [***] and PMPSA shall have the right to exploit the PMPSA Intellectual Property in the Exclusive Field in the Territory with respect to such [***].

7.3  Agreement with Personnel. Each Party shall have valid and enforceable written agreements with all personnel conducting work on its behalf under the Agreement containing a nondisclosure obligation comparable in scope to Article 8 and giving the other Party all rights and authority necessary to effectuate the provisions of this Article 7. Each Party shall provide copies of these agreements to the other Party upon the other Party’s request as allowed by each Party’s internal personnel policies.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

7.4  Prosecution of Patents.

7.4.1  Discovery and PMPSA Patent Filings. Discovery and PMPSA each shall use commercially reasonable efforts to diligently prosecute and maintain their respective PMPSA Patents and Discovery Patents in the Territory; provided that solely for the purposes of this Section, Discovery Patents shall mean those Discovery Patents that claim or are directed to Discovery Technology. Within forty-five (45) days of a Party’s receipt of an allowance or grant of a Patent, the Party prosecuting the Patent shall inform the other Party of such allowance or grant, and provide the other Party with a copy of the allowed or granted Patent claims thereof.

7.4.2  Patent Prosecution Costs. Each Party shall bear its own costs to file, prosecute and maintain its Patents in the Territory (including, without limitation, patent term extension).

7.4.3  Abandonment of Prosecution or Maintenance. Each Party shall notify the other Party in the event it is unable for any reason to meet its obligations under this Article 7 with respect to any Patents that are subject to Section 7.4.1. Such notification shall be given within a reasonable period prior to the date on which such Patents will lapse or become abandoned. The Party receiving any notification hereunder shall then have the option, exercisable upon written notification to the Party that delivered such notification, to assume full responsibility, at its discretion and its sole cost and expense, for prosecution or maintenance of the affected Patents in such country or countries in the Territory.

7.5  Patent Term Extensions. Each Party shall have the right to request that the other Party file all applications and take all actions necessary to obtain patent extension pursuant to 35 U.S.C. § 156 or like foreign statutes for the respective Parties’ Patents in the Territory. If the filing Party declines to pursue such patent term extensions, then as permitted by law, the other Party shall have the right (at its cost and expense) on behalf of the filing Party to file, or direct the filing of, all such applications and take all such actions necessary to obtain such patent term extensions. Each Party agrees to sign such further documents and take such further actions as may be requested by the other Party in this regard.

7.6  Third Party Infringement.

7.6.1  Suits for Infringement. If Discovery or PMPSA becomes aware of infringement of any Patent included in the Discovery Patents or the PMPSA Patents by a Third Party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement (“Infringement Notice”). Each Party shall have the right, at its sole discretion and expense, on its own behalf, to institute, prosecute, and control any action or proceeding to restrain infringement of any of its Patents. A Party instituting suit shall have control of such suit and all negotiations for its settlement or compromise; provided however, that the instituting Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof which would materially adversely affect the Intellectual Property rights with respect to a Licensed Product without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.6.2  Step-in Right. If, prior to the expiration of three (3) months from said Infringement Notice, the Party whose Patents are alleged to be infringed has not obtained a discontinuance of an alleged infringement by a Third Party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement, such Party shall notify the other Party at any time prior thereto of its intention not to bring suit against an alleged infringer. Upon such notice and if such infringement is reasonably likely to materially adversely affect a Licensed Product in the Territory, then, and in those events only, the other Party shall have the right, but not the obligation, at its sole expense to institute, prosecute, and control any action or proceeding to restrain such infringement. Each Party agrees to be joined as a party if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. The other Party shall have control of any such suit and all negotiations for its settlement or compromise; provided, however, that the other Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of the patentee Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.6.3  Allocation of Recovery. All damages, settlements and rewards made or obtained in connection with any suit or other legal proceeding under this Section 7.6 shall be shared among the parties as follows:

(i)  [***]

(ii)  [***]

7.6.4  Declaratory Actions and Counterclaims. In the event that an action alleging invalidity or non-infringement of any of the Discovery Patents or PMPSA Patents is brought against Discovery or PMPSA in the Territory, the Party defending such action or counterclaim, at its sole discretion, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If the defending Party determines not to exercise this right, the other Party may take over or remain as lead counsel for the action at that Party’s sole discretion. Any recovery obtained from such litigation, proceeding or settlement shall be shared in accordance with Section 7.6.3.

7.7  Infringement of Third Party Rights.

7.7.1  Infringement Claims. With respect to any and all claims instituted by Third Parties for patent infringement involving the manufacture, use, offer for sale, or sale of a Licensed Product in the Territory during the Term, the Party named as defendant shall promptly notify the other Party of such claim, and the defending Party shall have the right, at its sole discretion and expense, to defend and control any action or proceeding with respect to such claim. The other Party agrees to be joined as a Party if necessary to defend the action or proceeding and shall provide reasonable cooperation, including any necessary use of its name, required to defend such litigation. The defending Party shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that the defending Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of the other Party if such settlement would materially adversely affect the other Party’s rights or impose any obligation on the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

7.7.2  Step-in Right. If, prior to the expiration of three (3) months from said claim being brought, or such sooner period as may be necessary to appropriately respond to said claim, the defending Party has not elected to defend such action or proceeding, or if the defending Party shall notify the other Party at any time prior thereto of its intention not to defend such action or proceeding, then, and in those events only, the other Party shall have the right, but not be obligated, at its own expense to defend and control any action or proceeding. Such other Party shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that the other Party shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of the original defending Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE 8
CONFIDENTIAL INFORMATION

8.1  Use of Confidential Information. A Party receiving Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) shall keep all such Confidential Information with the same degree of care it maintains the confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement, and shall not disclose the same to any Person other than to its Affiliates and such of its and their employees or agents who have a need to know such Confidential Information to implement the terms of this Agreement, and who are subject to a nondisclosure obligation comparable in scope to this Article 8. Each Party shall advise any employee or agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and such Party shall ensure that all such employees and agents comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, each Party shall use commercially reasonable efforts to return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remains in such Party’s or its agents’ or employees’ possession, except that each Party may keep one (1) copy of the Confidential Information solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 8. Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include any information or materials that the Receiving Party can demonstrate by documentary evidence:

(i)  were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;

(ii)  were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)  became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(iv)  were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v)  were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party.

8.2  Permitted Disclosure and Use. Notwithstanding anything to the contrary in this Agreement, in the event that the Receiving Party or any of its directors, officers, employees, agents and advisors and their representatives deems it necessary or are requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legal process by a court or other governmental authority, or by any Regulatory Authority to obtain Regulatory Approval of a Licensed Product) to disclose all or any part of any Confidential Information, the Receiving Party will provide the Disclosing Party with prompt notice of such request or requirement (which notice shall be reasonably in advance of such requested or required disclosure), as well as notice of the terms and circumstances surrounding such request or requirement, so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the Receiving Party shall consult with the Disclosing Party with respect to the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Receiving Party is, in the opinion of counsel satisfactory to the Disclosing Party and its counsel, legally compelled to disclose any Confidential Information, the Receiving Party may disclose that portion of the Confidential Information which its counsel advises the Receiving Party that the Receiving Party is legally compelled to disclose. In any event, the Receiving Party will use reasonable efforts to obtain and will not oppose action by the Disclosing Party to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be afforded the disclosure of such Confidential Information. The Receiving Party will use best efforts to cause its directors, officers, employees, affiliates, agents and advisors and their representatives to comply with the terms of this Section. A Receiving Party may disclose Confidential Information belonging to a Disclosing Party to the extent such disclosure is reasonably necessary to enforce the provisions of this Agreement.

8.3  Disclosure for SEC Filings. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge that Discovery may file a copy of this Agreement with the Securities and Exchange Commission (the “SEC”) in any of its SEC reports and filings, as well as incorporate them by reference into other SEC filings. Discovery shall request confidential treatment of sensitive terms hereof to the extent such confidential treatment is reasonably available to Discovery under the prevailing circumstances. Discovery shall coordinate in advance with PMPSA with regard to the terms of this Agreement, for which Discovery shall seek to be redacted in any such SEC filings, and Discovery shall use reasonable efforts to seek confidential treatment for such mutually agreed terms and terms reasonably requested by PMPSA; provided, however, that each Party shall retain ultimate control and responsibility for their respective disclosures to the SEC and the public generally. To the extent permitted by Law, Discovery shall use reasonable efforts to provide PMPSA reasonable advance notice of any SEC filing related to this Agreement which differs materially from prior filings.

8.4  Publications. Subject to any Third Party rights existing as of the Effective Date, each Party shall submit to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations relating to a Licensed Product or any research or development activities conducted as part of the Agreement for review in connection with preservation of Patents, and trade secrets and/or to determine whether Confidential Information should be modified or deleted from the proposed publication or public presentation. Written copies of such proposed publications and presentations shall be submitted to the non-publishing Party no later than sixty (60) days before submission for publication or presentation and the non-publishing Party shall provide its comments with respect to such publications and presentations within ten (10) Business Days of its receipt of such written copy. The review period may be extended for an additional thirty (30) days if the non-publishing Party can demonstrate a reasonable need for such extension including the preparation and filing of patent applications. By written agreement, this period may be further extended. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other Persons in any publications relating to a Licensed Product or any research or development activities under this Agreement.

8.5  Public Announcements. Subject to Section 8.2 and Section 8.3, (i) neither Party will make any public announcement of any information regarding this Agreement, the Licensed Products or any research or development activities under this Agreement without the prior written approval of the other Party, and (ii) Discovery shall not make any public statements regarding its activities with PMPSA, its relationship with PMPSA or any other public statements regarding PMPSA without the prior written approval of PMPSA, provided however that each Party may disclose (a) the general stage of development, commercialization and manufacturing at any given time during the course of the Agreement, except to the extent that any such information constitutes Confidential Information, (b) any information required by Law, and (c) any other information that has been previously approved for disclosure by the other Party, without further approval from the other Party hereunder. The Parties agree and acknowledge that Discovery may, at its sole discretion, subject to its compliance with this Article 8, file a Current Report on Form 8-K with the SEC to announce the filing of the press release and file it as an exhibit thereto, as well as to incorporate it by reference into other SEC filings.

8.6  Survival. The obligations and prohibitions contained in this Article 8 shall survive the expiration or termination of this Agreement.

ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1  Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that as of the Effective Date:

9.1.1  Organization; Authority. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full right, corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement, to grant the licenses granted by such Party pursuant to this Agreement and to carry out the provisions hereof.

9.1.2  Consents. Except for any Regulatory Approvals necessary for the development, manufacture, or commercialization of a Licensed Product, all necessary consents, approvals, orders, permits and authorizations of all government authorities and Regulatory Authorities and other Persons or Third Parties required to be obtained by it as of the Effective Date in connection with the execution, delivery, and performance of this Agreement have been obtained.

9.1.3  No Conflict. The execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder, and the rights, licenses and sublicenses to be granted by such Party pursuant to this Agreement, (i) do not conflict with, violate or constitute a breach or default under any requirement of Laws or regulations existing as of the Effective Date and applicable to such Party or under any instrument, judgment, order, writ, decree, contract of such Party or any of its Affiliates existing as of the Effective Date; (ii) do not give rise to any event that results in the creation of any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

9.1.4  Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief.

9.1.5  Regulatory. There are no investigations, inquiries, actions or other proceedings pending before or, to such Party’s knowledge, threatened, by any Regulatory Authority or other government agency with respect to any Licensed Products (or components thereof) or any facility where such Licensed Products (or components thereof) are manufactured, and such Party has not received written notice threatening any such investigation.

9.2  Intellectual Property. Discovery represents, warrants, and covenants to PMPSA that as of the Effective Date with respect to the Discovery Intellectual Property and, except with regard to PMPSA’s intellectual property rights in the name “Aria,” PMPSA represents, warrants, and covenants to Discovery that as of the Effective Date with respect to the PMPSA Intellectual Property:

(i)  To its present actual knowledge, it (a) holds good title to and is the legal and beneficial owner of, or (b) is the licensee of, such Intellectual Property in the Territory free and clear of any lien, mortgage, security interest, license, right, pledge, restriction on transferability, defect of title or other claim, charge, or encumbrance of any nature whatsoever on or affecting any property or property interest and no Third Party has any right, title, or interest in or to such Intellectual Property in the Territory.

(ii)  To its present actual knowledge, the Patents included in such Intellectual Property are valid and enforceable in the Major Markets and there have been no, and such Party has no reason to believe that there will be any, inventorship challenges with respect to any of such Patents in the Major Markets.

(iii)  To its present actual knowledge, there are no infringement proceedings, actions, suits or complaints pending against nor any outstanding injunctions, judgments, orders, decrees, rulings or other charges against such Party relating to such Intellectual Property in the Territory.

(iv)  To its present actual knowledge, it has not received any form of notice from a third party of infringement of Third Party Patent rights that may affect the making, using or selling of Licensed Products in the Territory; and to its knowledge (a) the manufacture, development and commercialization of the Licensed Products in the Territory will not infringe the Patents of any Third Party in the Territory and (b) there are no Third Party patent applications in the Territory pending which, if issued, would materially adversely affect the ability to make, use or sell the Licensed Products in the Territory.

(v)  To its present actual knowledge, it has not granted any third party any license, covenant not to sue, options, or other right with respect to such Intellectual Property in the Territory that would impact its ability to enforce such Intellectual Property in the Territory. There are no existing agreements, options, commitments, or rights with, of, or to any Person to acquire or obtain any rights with respect to the Intellectual Property in the Territory that are inconsistent with the rights granted herein.

(vi)  To its present actual knowledge, each agreement pursuant to which a Third Party has granted, assigned or otherwise transferred rights with respect to such Intellectual Property in the Territory are in full force and effect, and no Party to such agreements is in breach or default thereunder, and the execution and performance of this Agreement will not result in a breach or default thereunder.

9.3  No Adverse Effects. Discovery represents, warrants and covenants to PMPSA that as of the Effective Date, the studies of Pulmonary Surfactants conducted by Discovery prior to the Effective Date have not shown any adverse effects or toxicity of the Pulmonary Surfactant in humans that could reasonably be anticipated to frustrate the purposes of this Agreement, and as of the Effective Date, Discovery has not been informed of any such adverse effects or toxicity.

ARTICLE 10
ADDITIONAL COVENANTS

10.1  Compliance with Laws. Each Party shall perform its responsibilities in a good scientific manner in accordance with the terms of this Agreement and in compliance in all material respects with the requirements of Laws.

10.2  Cooperation. The Parties agree that maintaining effective and open communication between the Parties on matters relating to the Agreement is important to the success of the Agreement.

10.3  Sharing of Information. Subject to applicable Law and privileges and obligations of confidentiality, the Parties agree to provide the other Party, upon such other Party’s reasonable request, copies or access to all data, documentation and work products, including Clinical Trials, relating to any Licensed Product.

ARTICLE 11
DISCLAIMERS AND LIMITATION OF LIABILITY

11.1  Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE DEVELOPMENT, COMMERCIALIZATION, MARKETING, OR SALE OF ANY PRODUCT INCLUDING THE SUCCESS OR POTENTIAL SUCCESS THEREOF. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE PARTIES UNDERSTAND THAT THE LICENSED PRODUCTS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY OR USEFULNESS OF LICENSED PRODUCTS. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT AS SET FORTH IN THIS ARTICLE 11 CONCERNING ITS PATENT RIGHTS OR KNOW-HOW, INCLUDING THE VALIDITY OR SCOPE OF ITS PATENT RIGHTS OR THAT THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT WILL NOT INFRINGE THE PATENT RIGHTS OF THIRD PARTIES.

11.2  Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS PERSONNEL FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS, OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES AND THEIR RESPECTIVE PERSONNEL IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT EXCEPT WHERE ATTRIBUTABLE TO A WILLFUL OR INTENTIONAL BREACH OF THIS AGREEMENT. NOTHING IN THIS SECTION 11.2 IS INTENDED TO, NOR SHALL, LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER THIS ARTICLE 11, OR ANY REMEDIES OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

ARTICLE 12
INDEMNIFICATION; INSURANCE

12.1  Indemnification.

12.1.1  Obligations of the Parties. Each of the Parties shall defend, indemnify and hold harmless the other Party, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents (collectively, the “Indemnified Parties”) from and against any and all losses, costs, damages, fees, liabilities, or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred in connection with any Third Party claim, action or proceeding (a “Third Party Claim”) arising out of or related to:

(i)  any material breach by the indemnifying Party of any of its representations, warranties, covenants or obligations pursuant to this Agreement; and

(ii)  any negligence, recklessness, willful misconduct or wrongful intentional acts or omissions of the indemnifying Party, its Affiliates, or their officers, directors, employees, contractors, consultants, agents, representatives, or sublicensees in the exercise of any of the indemnifying Party’s rights or the performance of any of the indemnifying Party’s obligations under this Agreement.

12.1.2  Additional Indemnification by PMPSA. In addition to the indemnity set forth in Section 12.1.1 above, PMPSA shall defend, indemnify and hold harmless Discovery, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claim that the PMPSA Technology infringes or misappropriates such Third Party intellectual property in the Territory to the extent such Losses are directly attributable to actual infringement or misappropriation of such Third Party’s intellectual property by the PMPSA Technology, except to the extent such infringement and misappropriation is attributable to further development, modifications or enhancements of the PMPSA Technology by Discovery or due to the combination by Discovery (directly or indirectly) of the PMPSA Technology with any other technology and provided that Discovery uses all reasonable efforts to minimize any such Losses.

12.1.3  Additional Indemnification by Discovery. In addition to the indemnity set forth in Section 12.1.1 above, Discovery shall defend, indemnify and hold harmless PMPSA, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claim arising out of or related to any intellectual property infringement and trade secret misappropriation liability relating to the development, manufacture, or commercialization of any Licensed Product, except to the extent such Losses are due to matters for which PMPSA is required to provide indemnification pursuant to Section 12.1.2.

12.1.4  Certain Product Liability Claims. Notwithstanding Sections 12.1.1, 12.1.2, and 12.1.3, Discovery shall defend, indemnify and hold harmless PMPSA, its Affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claims arising out of or relating to the commercialization, marketing, sale, use, handling, manufacture and/or storage of any Licensed Product, including any claims that involve death or bodily injury (or allegations thereof) to any individual.

12.1.5  Complete Indemnification. As the Parties intend complete indemnification, all direct out of pocket costs and expenses reasonably incurred by an Indemnitee in connection with enforcement of Section 12.1 shall also be reimbursed by the Indemnitor.

12.2  Indemnification Procedures.

12.2.1  Notification. In the case of a Third Party Claim as to which a Party may be obligated to provide indemnification pursuant to this Agreement (the “Indemnitor”), such Indemnified Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

12.2.2  Assumption of Defense. If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if in the opinion of counsel, such counsel and opinion being satisfactory to Indemnitor and its counsel, a conflict of interest exists between the Indemnitor and an Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event, the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one (1) separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim, within the one hundred twenty (120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

12.2.3  Settlements. The Indemnitee may agree to any settlement, compromise, or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise, or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise, or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. The Indemnitee shall not (unless required by Law) admit any liability with respect to, or settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

12.3  Insurance. Discovery agrees to obtain and maintain commercial general liability insurance and/or self-insurance, including prior to the date a Licensed Product is first administered in humans, commercial general liability insurance and/or self-insurance for Clinical Trials and products liability, with reputable and financially secure insurance carriers, in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Discovery shall maintain such insurance for so long as Licensed Products in the Territory continue to be developed, manufactured, or commercialized and thereafter for so long as is necessary to cover any and all Third Party Claims required to be indemnified by Discovery which Third Party Claims may arise from the development, manufacture, and/or commercialization of a Licensed Product in the Territory. Upon reasonable request by PMPSA, Discovery shall produce evidence that such insurance policies are valid, kept up to date, and in full force and effect. The insurance obligations set forth in this Section 12.3 may be satisfied by commercially reasonable self-insurance or a commercially reasonable combination of insurance and self-insurance.

ARTICLE 13
TERM

This Agreement shall become effective on the Effective Date, and unless terminated earlier in accordance with the provisions of Article 14 shall expire as follows as to each Licensed Product in each country in the Territory, on a country-by-country basis, upon the latest of: (a) the 10th anniversary of the date of the First Commercial Sale of the Licensed Product; (b) the date on which the sale of such Licensed Product ceases to be covered by a Valid Claim in such country, or (c) the date a generic form of the product is introduced in such country (the “Term”).

ARTICLE 14
TERMINAION

14.1  Termination by Discovery. Discovery may terminate this Agreement for any reason, in its entirety, [***], upon [***] days written notice to PMPSA.

14.2  Termination Due to Failure to Meet Minimum Royalties. PMPSA may terminate this Agreement upon [***] days’ prior written notice to Discovery, if commencing [***] and continuing [***], Discovery does not pay PMPSA each Contract Quarter the Minimum Royalties due pursuant to Section 6.2, and Discovery does not cure such shortfall as provided for in Section 6.2; provided, however, that PMPSA shall not have a right to terminate the Agreement pursuant to this Section 14.2 for any time period in which Discovery is disputing in good faith amounts due under this Agreement.

14.3  Termination for Material Breach.

14.3.1  Right to Terminate Agreement. If a Party (the “Breaching Party”) commits a material breach of this Agreement and fails to cure such breach within the applicable Cure Period (as provided in 15.1.2 below), the other Party (the “Non-Breaching Party”) may, by written notice of termination within thirty (30) days after the expiration of the applicable Cure Period, elect to terminate the Agreement. Without limiting the generality of the foregoing, and notwithstanding the Cure Period set forth in Section 14.3.2, the practice by Discovery of the PMPSA Technology outside the scope of the licenses and sublicenses granted herein, which practice does not cease within thirty (30) days after the receipt of written notice of such breach from PMPSA, shall constitute a material breach.

14.3.2  Applicable Cure Periods. Upon receipt of written notice of a material breach pursuant to Section 14.3.1, and except as otherwise provided for in Section 14.3.1, the allegedly Breaching Party shall have sixty (60) days to cure such material breach (the “Cure Period”), provided, however, that in the case of any material breach that cannot be reasonably cured within the sixty (60) day cure period, should the Breaching Party deliver to the Non-Breaching Party a plan for curing such material breach which is reasonably sufficient to effect a cure and uses commercially reasonable efforts to pursue such plan and effect a cure, the Cure Period shall be extended for an additional sixty (60) days.

  Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

14.4  Termination Due to Certain Events. Without prejudice to any other remedies available to it at Law or in equity, either Party may, subject to the provisions set forth herein, terminate this Agreement immediately upon written notice to the other Party if, at any time, the other Party shall (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets, (ii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, (iii) propose or be a party to any dissolution, (iv) make an assignment for the benefit of its creditors; or (v) ceases to do business in the ordinary course.

14.5  Effects of Termination Generally

14.5.1  Accrued Obligations; Survival. Upon expiration or termination of this Agreement, all of the Parties’ rights and obligations under this Agreement including the exclusive license in Section 2.1, shall terminate immediately except: (a) any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, including the right of PMPSA to receive royalties as provided in Article 6; and (b) any rights and obligations of the Parties which are expressly indicated to survive termination or expiration of this Agreement. All of the Parties’ rights and obligations under, and the provisions contained in [***] shall survive termination or expiration of this Agreement. [***]

14.5.2  Outstanding Payments. All payments of amounts owing to either Party under this Agreement as of its expiration or termination shall be due and payable within the later of (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, sixty (60) days after the date of such expiration or termination, and (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined.

ARTICLE 15
STANDSTILL AGREEMENT

15.1  General Standstill. Except as set forth in this Section 15.1, PMPSA hereby agrees that, without the written consent of Discovery, during the Term and for a [***] period beginning on the date of termination of this Agreement for any reason, neither PMPSA nor any of its Affiliates will (nor assist or encourage others to), directly or indirectly, without the written consent of Discovery: (i) acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift, or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or interest in any securities or direct or indirect rights, warrants, or options to acquire, or securities convertible into or exchangeable for, any securities of Discovery; (ii) directly or indirectly effect or seek, initiate, offer, or propose or participate in any (A) tender or exchange offer, merger, consolidation, or other business combination involving Discovery, or (B) any recapitalization, restructuring, liquidation, dissolution, sale of all or substantially all the assets, or other extraordinary transaction with respect to Discovery; (iii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) involving Discovery; (iv) form or become a member of a “group” (as defined under the Exchange Act) with respect to any voting securities of Discovery (including by depositing any securities of Discovery in a voting trust or by subjecting any securities of Discovery to any other arrangement or agreement with respect to the voting of such securities); or (v) enter into any agreements, discussions, or arrangements with any Third Party with respect to any of the foregoing.

 Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

15.2  Certain Exceptions. Nothing in this Article 15 shall prohibit PMPSA’s or its Affiliates’ employees from purchasing securities of Discovery pursuant to (i) a pension plan established for the benefit of PMPSA’s or its Affiliates’ employees, (ii) any employee benefit plan of PMPSA or its Affiliates, (iii) any stock portfolios not controlled by PMPSA or any of its Affiliates that invest in Discovery among other companies, or (iv) de minimis passive investments not to exceed five percent (5%) of Discovery’s outstanding voting securities.

15.3  Exception for an Acquisition Transaction. This Article 15 shall terminate (subject to revival as provided below) and PMPSA and its Affiliates shall have the right to acquire any securities of Discovery without regard to the limitations set forth in this Article 15 in the event that Discovery publicly announces a transaction, an intention or desire to effect any transaction, or the receipt of any offer, which would result in (a) the sale of all or substantially all of the assets of Discovery within the meaning of Section 271 of the Delaware General Corporation Law, or (b) Discovery common shareholders immediately prior to such transaction owning less than fifty percent (50%) of the outstanding common stock of the acquiring entity or, in the case of a merger transaction, the surviving corporation (an “Acquisition Transaction”). If the proposed Acquisition Transaction has not been consummated within six (6) months following Discovery’s public announcement in respect thereof, the provisions of this Article 15 shall be revived and have full force and effect until such time as Discovery makes a subsequent public announcement regarding an Acquisition Transaction, at which time the provisions of this Article 15 shall once again apply.

ARTICLE 16
DISPUTE RESOLUTION

16.1  Dispute Resolution. Except as expressly otherwise provided in this Agreement, any material dispute, difference, claim, action, demand, request, investigation, controversy, threat or other question arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement (a “Dispute”) shall be settled in accordance with the provisions of this Article 16. If a Party intends to initiate executive negotiation, mediation or arbitration (as set forth below) to resolve a Dispute, such Party shall provide written notice to the other Party informing such other Party of such intention and the issues to be resolved.

16.2  Executive Negotiation. Promptly upon a Party’s receipt of a notice by the other Party as provided in Section 16.1 with respect to a Dispute, and in any event within thirty (30) days of such receipt, the senior executives of each Party shall meet for attempted resolution of such Dispute by good faith negotiations.

16.3  Mediation. If the senior executives referenced in Section 16.2 are unable to resolve any such Dispute within ten (10) Business Days, either Party may, upon written notice to the other Party, refer such Dispute to mediation. Upon such written notice, the Parties shall mutually agree on a mediator to assist in the negotiations. If the Parties fail to mutually agree on a mediator within one week of the written notice, a mediator shall be appointed by the AAA. The Party responsible for referring the Dispute to mediation shall bear the costs of such mediation. Any settlement reached by mediation shall be resolved in writing, signed by the Parties, and shall be binding on them.

16.4  Arbitration.

16.4.1  Referral to Arbitration. In the event that a Dispute is not resolved during mediation within thirty (30) days of the selection of a mediator, either Party may refer such Dispute to final and binding arbitration by sending written notice of such election to the other Party clearly marked “Arbitration Demand,” whereupon such Dispute shall be arbitrated in accordance with this Section 16.4.

16.4.2  Rules and Procedures. Except as expressly otherwise provided in this Agreement, any Dispute shall be finally settled by arbitration under the then-current expedited procedures applicable to the then-current Commercial Arbitration Rules of the AAA in accordance with the terms set forth in this Section 16.4. The arbitration of any Dispute shall be kept confidential and shall be filed with the office of the AAA located in Washington, D.C. or such other AAA office as the Parties may agree. Such arbitration shall be conducted by three arbitrators, one appointed by each of PMPSA and Discovery and the third selected by the first two appointed arbitrators. Each arbitrator shall be a person with relevant experience in the pharmaceutical industry. PMPSA and Discovery must make their respective arbitrator appointments within ten (10) Business Days of notice being given to a Party by the other Party of its intention to resolve such Dispute through arbitration. Such appointed arbitrators shall select the third arbitrator within ten (10) Business Days of the last to occur of their respective appointments. PMPSA and Discovery shall instruct such arbitrators to render a determination of any such Dispute within sixty (60) days after the appointment of the third arbitrator. All Disputes shall be resolved by submission of documents unless the arbitration panel determines that an oral hearing is necessary.

16.4.3  Awards. The decision of the arbitrators with respect to any Dispute shall be in writing and state the findings, facts and conclusions of law upon which the decision is based. Any such decision and award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party submits itself to the jurisdiction of any such court for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder. The arbitrators shall have the power to grant all legal and equitable remedies except specific performance and award compensatory damages provided by applicable law, but shall not have the power or authority to award punitive damages. No Party shall seek punitive damages or specific performance in relation to any matter under, arising out of, or in connection with or relating to this Agreement in any other forum, provided however, that the foregoing does not preclude suits or limit damages associated with infringement.

16.4.4  Costs. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between PMPSA and Discovery unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including reasonable attorneys’ fees) against the other Party or Parties, as the case may be.

16.4.5  No Other Forum. Except as provided in Section 16.5, the provisions of this Section 16.4 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising under this Agreement. Any Party commencing a lawsuit in violation of this Section 16.4 shall pay the costs of the other Party, including, without limitation, reasonable attorney’s fees and defense costs.

16.5  Right to Injunctive and Other Relief. Nothing in this Agreement, shall prohibit either Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party. Nothing in this Agreement shall prevent a Party from seeking any remedies available at law or in equity in any court of competent jurisdiction in the event of the practice of such Party’s Intellectual Property outside the scope of the rights granted herein.

ARTICLE 17
MISCELLANEOUS

17.1  Choice of Law. This Agreement shall be governed by and interpreted under, and any action or proceeding shall apply, the Laws of the State of New York excluding (i) its conflicts of Laws principles, other than Section 5-1401 of the New York General Obligations Law (ii), the United Nations Conventions on Contracts for the International Sale of Goods and (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods and any Protocols thereto, done at Vienna, April 11, 1980.

17.2  Severability. If, under Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement, this Agreement shall endure except for such provision. The Parties shall consult one another and use their best efforts to agree upon a valid and enforceable provision that is a reasonable substitute for such invalid or unenforceable provision in view of the intent of this Agreement.

17.3  Relationship of the Parties. Each Party shall bear its own fees, expenses, and disbursements, including the fees and expenses of their respective counsel, accountants, bankers, and other experts, in connection with the subject matter of this Agreement and costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the Parties’ legal relationship under this Agreement shall be that of independent contractors. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a partnership, joint venture, agency, or employer-employee relationship between the Parties.

17.4  Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors, and permitted assigns of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

17.5  Enforcement of Certain Agreements. Each Party shall use commercially reasonable efforts at its expense to enforce the provisions of any confidentiality agreements and agreements with respect to noncompetition existing as of the Effective Date with any of its present or former employees, agents, consultants or independent contractors of Discovery that relate to any Licensed Product; provided, however, that the obligation with respect to any agreement related to this Section 17.5 shall terminate as of the date on which such agreement and the obligations regarding noncompetition have terminated or expired in accordance with its terms.

17.6  Use of Affiliates, Subcontractors, Sublicensees and Distributors. Each Party shall have the right to use Affiliates, subcontractors, sublicensees and distributors in exercising its rights and carrying out its obligations under this Agreement, provided, however, that (i) such entities agree in writing to be bound by the provisions of Article 8, (ii) the use of such entities does not in any way materially diminish the other Party’s rights or otherwise modify the other Party’s rights or obligations hereunder without such other Party’s prior written consent, (iii) Discovery may not delegate, sublicense, assign, or otherwise transfer any of its rights or obligations hereunder to any entity (including any Affiliate) that competes with any tobacco product of PMPSA or its Affiliates without PMPSA’s prior written consent, (iv) PMPSA may not delegate, assign or otherwise transfer any of its rights or obligations hereunder to a company engaged in pulmonary critical care medicine, without Discovery’s prior written consent and (v) except with respect to rights, benefits and obligations assigned as permitted pursuant to Section 17.7, each Party shall be liable for any actions or omissions of its Affiliates, subcontractors, sublicensees and distributors in connection with this Agreement and the Intellectual Property and Confidential Information of the other Party to the same extent as if such actions or omissions were conducted by the Party itself.

17.7  Assignment. PMPSA may assign or otherwise transfer this Agreement or any or all right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any Affiliate of PMPSA without the prior written consent of Discovery subject only to the limitations set forth in Section 17.6 (iv) above. Discovery may assign or otherwise transfer this Agreement or any or all right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any Affiliate of Discovery without the prior written consent of PMPSA, subject only to the limitations set forth in Section 17.6 (iii) above, provided, however, notwithstanding such an assignment, Discovery shall remain responsible for the performance of the indemnification obligations set forth herein. No Party may assign or otherwise transfer this Agreement or any or all right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any other Person other than an Affiliate without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; except that, subject to the limitations set forth in Section 17.6 (iii) and (iv) above, either Party may assign or otherwise transfer any or all of its rights and interests hereunder in connection with the sale of all or substantially all of its assets or business to which this Agreement relates, whether by way of merger, sale of stock, sale of assets or other similar transaction, provided that the assignee or transferee expressly agrees to assume all of the obligations hereunder.

17.8  Further Assurances and Actions. From time to time after the Effective Date, Discovery and PMPSA shall execute, acknowledge and deliver to each other any further documents, assurances, and other matters, and will take any other action consistent with the terms and conditions of this Agreement, that may reasonably be requested by a Party and necessary or desirable to carry out the purpose and intent of this Agreement. PMPSA and Discovery shall cooperate and use all reasonable efforts to make all other registrations, filings, and applications, to give all notices, and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits, and waivers, if any, and to do all other things necessary or desirable for the consummation of this Agreement.

17.9  Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

17.10  Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under Section 365(n) of the Bankruptcy Code.

17.11  Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address set forth below, unless such address is changed by notice to the other Parties hereto:

If to PMPSA:

Vice President and Associate General Counsel Intellectual Property Law Group
Philip Morris International
Avenue de Rhodanie 50
Case Postale 1171
1001 Lausanne
Switzerland
Fax : +41(0)58-242-0101

If to Discovery:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976
Attention : David L. Lopez, Esq., CPA

with a copy to:

Dickstein Shapiro LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Ira L. Kotel, Esq.

17.12  Construction. Unless the context of this Agreement clearly requires otherwise, (i) references to any gender include all genders, (ii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iii) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation”, and (iv) references to “hereunder” or “herein” relate to this Agreement and (v) all terms defined in the singular shall have the same meaning in the plural and vice versa. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

17.13  Registration and Filing of this Agreement. To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Regulatory Authority, including the SEC or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof. Should both Parties jointly agree that either of them is required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Regulatory Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

17.14  Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to Force Majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, Force Majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Discovery or PMPSA, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty (30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any Force Majeure.

17.15  Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Discovery and PMPSA.

17.16  Third Party Beneficiaries. Except for any Third Party Indemnities under Article 12, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto, and no such Third Party (except for such Indemnitees, as such) shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

17.17  Execution in Counterparts; Facsimile Signatures  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

PHILIP MORRIS PRODUCTS S.A.

By:	/s/ Frances Bruttin
Name: Frances Bruttin Title: VP Applied Science

DISCOVERY LABORATORIES, INC.

By:	/s/ Robert J. Capetola, Ph.D.
Name: Robert J. Capetola, Ph.D. Title: President and Chief Executive Officer